Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

THIRD QUARTER 2023 SALES AND EARNINGS

Eau Claire, Wisconsin (October 27, 2023) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the sales and earnings figures, Maryjo Cohen, President, stated, “Sales during third quarter 2023 were up $13.5 million or 19.3% from those recorded in the prior year’s quarter due to increased Defense segment shipments from backlog. Defense segment net sales increased by $19.0 million or 44.8%. That increase largely drove the $2.8 million (44.9%) improvement in operating profit. In contrast, the Housewares/Small Appliances segment’s net sales were down $5.6 million or 20.6%, primarily due to customer inventory carryover and timing differences in the purchase of seasonal products. The price reductions referenced in the first quarter 2023 release also had an unfavorable impact. The volume decrease when combined with a major repair and increases in insurance costs resulted in a $5.3 million (87.5%) reduction in operating profit. As anticipated, the startup Safety segment reported nominal sales and a loss. The Federal Reserve Board’s decision to boost rates from last year’s target of 3 to 3.25% to the current target of 5.25 to 5.5%, increased yields, which in turn, resulted in improved comparative portfolio earnings.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety Segment currently consists of three startup companies. The Safety segment offers fire extinguishers, carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses

	THREE MONTHS ENDED
	Oct. 1, 2023	Oct. 2, 2022
Net Sales	$83,141,000	$69,683,000
Net Earnings	$7,019,000	$8,927,000
Net Earnings Per Share	$0.99	$1.26
Weighted Shares Outstanding	7,108,000	7,083,000

	NINE MONTHS ENDED
	Oct. 1, 2023	Oct. 2, 2022
Net Sales	$242,496,000	$207,575,000
Net Earnings	$21,400,000	$18,526,000
Net Earnings Per Share	$3.01	$2.62
Weighted Shares Outstanding	7,104,000	7,079,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.